Exhibit 99.1

Cannabis Sativa, Inc. Signs Purchase Agreement for Patent Pending Hybrid Marijuana Strain CTA and Option to Acquire KUSH for $1 Million

MESQUITE, Nev., January 2, 2014 (GLOBE NEWSWIRE) – Cannabis Sativa, Inc. (OTCBB:CBDS) announced today that on January 1, 2014, it has signed an agreement to purchase a patent pending for a new, super potent medicinal cannabis strain. The agreement also provides CBDS with an option to purchase KUSH, Inc., the owner of the patent pending, for an additional $1 million. The strain, called CTA, has been under review by the US Patent Office since April 30, 2010, and is expected to be issued a patent soon

"We are very pleased to announce our acquisition of what we believe will be the world's first patented cannabis plant,” said Cannabis Sativa, Inc. President David Tobias. “In addition, we are equally pleased to announce that we have signed cannabis legend Steve Kubby to head up CBDS as our CEO. Mr. Kubby has appeared on the cover of the Wall Street Journal and was one of the first people to launch a publicly traded cannabis company. He also played a key role in raising the money to put Prop. 215, California's historic 1996 medical marijuana voter initiative, on the ballot. He is a pioneer and respected leader in the cannabis community and brings a wealth of experience and contacts to CBDS."

CBDS said that they also intend to purchase Kubby's company, KUSH. "We are anxious to sign the KUSH management team, which included cannabis expert Ed Rosenthal, former New Mexico Governor Gary Johnson and former US Senator Mike Gravel. Our goal is to create a company that has world class management and credibility, as well as solid business fundamentals and revenue," said Tobias. “This contract, a Memorandum of Binding Agreement and Joint Venture, is an indicator of the company’s strategy following the new name and symbol. The legal recreational marijuana sales happening now in Colorado show that change can and will come as voters see fit, and the market follows suit. CBDS
Is positioned well to be a part of that expanding market with potentially the most prominent and seasoned industry insider for CEO in Steve Kubby, and quality entry products like Wild Earth Naturals skin care and pain management line, and now possibly the first patented marijuana strain, CTA, KUSH, Inc. and its dream team.”

"The CTA strain is extremely potent because it uses an entirely new Sativa stain from Ecuador to serve as the base for the hybrid, which has resulted in psychoactive properties that are described as a “ceiling-less high.” “So the more you smoke, the higher you get, right up to psychedelic levels,” said Kubby.

Kubby said he agreed to the deal in part because of the people involved with CBDS. "This company is comprised of seasoned veterans who have a long list of accomplishments and experience with publicly traded companies. Together with our team from KUSH, we will create a company that offers solid investment opportunities to its investors."

Contact:

David Tobias, President
702-347-3906 (Corrected from original)